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                                                                     EXHIBIT 4.5


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        INTEGRATED SECURITY SYSTEMS, INC.


         Integrated Security Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST:  The name of the Corporation is Integrated Security Systems,
Inc.

         SECOND: The Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable that the number of authorized shares of the Corporation's Common Stock, par value $.01 per share, be increased from 30,000,000 shares to 35,000,000 by adopting the following amendment to the Restated Certificate of Incorporation of the Corporation:

                  Article FOURTH shall be amended in its entirety as follows:

                  "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 35,750,000 shares, of which 35,000,000 shares shall be Common Stock, par value $.01 per share ("Common Stock"), and 750,000 shares shall be Preferred Stock, par value $.01 per share ("Preferred Stock")."

         THIRD: The resolution adopted by the Board of Directors has been duly adopted by vote of the holders of a majority of the outstanding Common Stock at a Special Meeting of Stockholders called and held in accordance with the provisions of Sections 211 and 222 of the General Corporation Law of the State of Delaware, as an amendment to the Restated Certificate of Incorporation of the Corporation.

         FOURTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Integrated Security Systems, Inc. has caused this certificate to be signed by its President and attested to by its Secretary, as of December 17, 1999.

                                   INTEGRATED SECURITY SYSTEMS, INC.


                                   By:   /s/ Gerald K. Beckmann
                                         ---------------------------------------
                                         Gerald K. Beckmann
                                         President and Chief Executive Officer